AMENDMENTS TO EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) effective as of the 22nd day of November, 2006 between YTB INTERNATIONAL, INC., a Delaware corporation (F/K/A REZCONNECT TECHNOLOGIES, INC.), a New Jersey corporation (the “Corporation), with principal executive offices located at 560 Sylvan Avenue, Englewood Cliffs, NJ 07632; and Derek Brent, residing in the state of New Jersey.

WITNESETH:

WHEREAS, the Corporation desires to employ Executive as the Corporation’s President, to engage in such activities and to render such services under the terms and conditions hereof and has authorized and approved the execution of this Agreement and/
WHEREAS, Executive desires to be employed by the Corporation under the terms and conditions hereinafter provided;
NOW THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

A.	This Agreement amends portions of the parties’ Employment Agreement dated January 1, 2005.

1.	Employment, Duties and Acceptance.

1.1
Services. The Corporation hereby employs Executive, for the Terms (as hereinafter defined in Section 2 hereof), to render services to the business and affairs of the Corporation in the office referenced in the recitals hereof and, in connection therewith, shall perform such duties as directed by the Board of Directors of the Corporation from time to time, in its reasonable discretion, and shall perform such other duties as shall be consistent with the responsibilities of such office (collectively the “Services”). Executive shall perform activities related to such office as he shall reasonable be directed or requested to so perform by the Corporation’s Board of Directors, to whom he shall report. Executive shall use his best efforts, skill and abilities to promote the interests of the Corporation and its subsidiaries.

1.2
Acceptance. Executive hereby accepts such employment and agrees to render the Services. Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of the Agreement, except as may be expressly approved in advance by the Board in writing.

1.3
Representations of the Executive. The Executive represents and warrants to the Corporation that his execution and delivery of this Agreement, his performance of the Services hereunder and the observance of his other obligation contemplated hereby will not (i) violate any provisions of or require the consent or approval of any party to any agreement, letter of intent or other document to which he is a party or (II) violate or conflict with any arbitration award, judgment or decree or other restriction of any kind to or by which he is subject or bound.

2.	Term of Employment.

The term of Executive’s employment under this Agreement (the “Term”) shall commence on January 1, 2005 (the “Commencement Date”) and shall terminate on December 31, 2009 unless sooner terminated pursuant to Sections 0 or 5.2 of this Agreement; provided, however, if the Executive shall fail to give Corporation notice of non renewal not less than 120 days prior to the scheduled expiration of the Term hereof, the Term shall automatically be extended for an additional five (5) year period. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing Protection of Confidential Information shall continue in effect as specified in Section 10 hereof.

3.	Base Salary and Expense Reimbursement

3.1
Base Salary. During the Term, as full compensation for the Services, the Corporation agrees to pay Executive a minimum base salary (“Base Salary”) at the annual rate of $120,000 for the period from January 11, 2005 to December 21, 2005, increasing annually thereafter in $12,000 increments (“Salary Increments”). The Board of Directors and the Compensation Committee agreed to modify the full compensation for the remainder of the current employment agreement which begins on August 1, 2006 at an annual rate of $180,000 prorated for the remainder of 2006. Beginning in 2007 the increase annually thereafter will be a $30,000 increment (“Salary Increments”). In 2008 the same increase of $30,000 will be made…In 2009 the last year of the current agreement the increase will be 6% of the 2008 base salary (“Salary Increments”). It is understood that all other items included in the original employment stated within this document are the same as they were in the agreement dated January 1, 2005. In the event the Corporation is unable to pay a Salary Increment, the Board of Directors of the Corporation may elect to defer such payment. In the event of deferment, the Salary increment shall continue to be accrued until such time as the Corporation in financially able to make such payment. Base Salary is subject to withholding and other applicable taxes, payable during the terms of this Agreement in accordance with the Corporation’s customary payment practices, but not less frequent than monthly.

Derek Brent current employment agreements shall be for consulting services to
YTB International, Inc. in connection with the operations and his offership of REZconnect Technologies, Inc. and shall be paid by YTB International, Inc. It is agreed that Derek will not receive separate or additional compensation  from REZconnect Technologies, Inc.

3.2
Business Expense Reimbursement. Upon submission to , and approval by an officer of the Corporation designated by the Board of Directors of the Corporation, of a statement of expenses, reports, vouchers or other supporting information, which approval shall be granted or withheld based on the Corporation’s policies in effect at such time, the Corporation shall promptly reimburse Executive for all reasonable business expenses actually incurred or paid by him during the Term or renewals thereof in the performance of the Services, including, but not limited to, expenses for entertainment, travel and similar items.

5.1	Termination without cause. This paragraph in its entirety has been deleted from the employment agreement.

6.3
Benefits upon death or disability. Is amended in that section as follows:
Y= then current base Salary and deleted is the copy that read “an amount equal to three (3) times his then current Base Salary.

9.3
Termination for Cause. The Corporation may at any time during the Term, without any prior notice, terminate this Agreement and discharge Executive for Cause, whereupon the Corporation’s obligation to pay compensation or other amounts payable hereunder to or for the benefit of Executive shall terminate on the date of such discharge. As used herein the term “Cause” shall mean: (I) a willful and material breach by Executive of the terms of this Agreement, (ii) willful violation of specific and lawful written direction from the Board of Directors of the Corporation; provided such direction is not inconsistent with the Executive’s duties and responsibilities the Executive is holding at the time of the directive; (iii) fraud, embezzlement or other material dishonesty by the Executive with respect to the Corporation or any of its Affiliates; (iv) conviction of the Executive of a felony by a federal or state court of competent jurisdiction; (v) Executive’s willful failure to perform (other than by reason of disability), or gross negligence in the performance of the Service; or (vi) Executive’s excessive absenteeism, alcoholism or drug abuse, except that it is agreed and understood that any past act or omission known by the parties to date (November 22, 2006) will not be cause to termination, and this paragraph will only relate to action in the future. The obligations of the Executive under Section 10 shall continue notwithstanding termination of the Executive’s employment pursuant to this Section 9.3.

10.3
Item 10.3.1 has been modified in it’s entirety to allow the following: At the end of the Employment Agreement Derek Brent, if he has resigned as officer and director of REZconnect Technologies, Inc., may conduct a franchise and/or travel business so long as they do not directly act in competition with YTB International, Inc., and its subsidiaries as to Network Marketing and as to Network Marketing offering a travel product for a periods of five years. It is agreed that Derek will not offer any program in REZconnect Technologies or otherwise thereafter for five years in which a website to book travel is offered at a lower price than offered by YTB which is currently $49.95 per month, without the express prior written consent of YTB International, Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

	ATTEST:		YTB INTERNATIONAL, INC. (F/K/A REZCONNECT TECHNOLOGIES, INC.)

By:		By:
	Name: Title:		J. Scott Tomer , CEO

WITNESS

Derek Brent, Individually